Exhibit 23.3

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (File No. 333-219508) on Form S-4, in the registration statements (File Nos. 333-158198 and 333-214092) on Form S-3, and the registration statements (File Nos. 333-185845, 333-82193, 333-32410, 333-122382, 333-152044, 333-158682 and 333-195625) on Form S-8 of EQT Corporation of our report dated July 26, 2016, with respect to the consolidated financial statements of Vantage Energy II, LLC, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the accompanying Form 8-K of EQT Corporation.

/s/ KPMG LLP

Denver, Colorado
September 27, 2017